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                                                                  EXHIBIT (a)(6)



                 FORM OF AMENDMENT NO. 3 TO TRUST INSTRUMENT OF
                               PILGRIM FUNDS TRUST

              ABOLITION OF SERIES OF SHARES OF BENEFICIAL INTEREST


            THIS AMENDMENT NO. 3 TO THE TRUST INSTRUMENT OF PILGRIM FUNDS TRUST, a Delaware business trust (the "Trust"), dated July 30, 1998 (the "Trust Instrument"), as amended, reflects resolutions adopted on November 2, 2001, by the Board of Trustees with respect to the Pilgrim Internet Fund II series of the Trust, acting pursuant to Section 2.6 and Section 11.4 of the Trust Instrument of the Trust. The resolutions serve to abolish the Pilgrim Internet Fund II, and the establishment and designation thereof, there being no shares of such series outstanding at the time of its abolition.